UNITED STATES

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RADIANT SYSTEMS, INC.

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FOR IMMEDIATE RELEASE

Radiant Systems, Inc. Announces Intention to Divest Enterprise Software Business

Company to Renew Focus on Core Products to Serve Petroleum and Convenience, Food Service and Cinema Businesses

ATLANTA, August 5, 2003 – Radiant Systems, Inc. (NASDAQ:RADS), a leading provider of site management technology for retail and hospitality businesses, announced today that its Board of Directors has authorized the Company to pursue a divestment of the Company’s enterprise software business. This separation will allow Radiant to focus on profitably growing its site management systems business, which serves its core vertical markets of petroleum and convenience stores, food service, and cinemas. These markets represent billions of dollars in annual IT spending.

The sale will result in two separate and independent companies. Radiant will continue as a public company focused on delivering site management systems, including point-of-sale (POS), self-service kiosk, and back-office systems, designed specifically for the Company’s core vertical markets. The new enterprise software company, which will be privately owned by Erez Goren and members of his management team, will focus on delivering Web-based back-office solutions such as workforce and supply chain management to the broader retail markets.

“As a result of a rigorous strategic planning process we concluded this year,” said John Heyman, co-chief executive officer of Radiant, “it is clear that our greatest growth prospects, and our most profitable opportunities, will come from selling Radiant Systems point-of-sale, self-service kiosk, and back-office products to our core markets. These markets are dominated by small and midsized businesses that demand these site-based products as opposed to more sophisticated enterprise technology. There are over one million sites around the world that can serve customers faster and more profitably by using Radiant’s products, so we’re taking the world-class technology we’ve developed, packaging it for the mass market, and intensifying our global focus on execution in our core vertical markets. While this does not require us to own the development for the Enterprise Productivity Software, it does require that we exclusively dedicate our efforts to delivering the right technology where the demand is the greatest, and that we have a stable of strong resellers to sell and provide service to these businesses. For larger operators, we will continue to provide the more sophisticated back-office capabilities through reselling the existing Enterprise Productivity Software as an integrated component of our site management solution.”

The transaction will also create a formal relationship between the two companies, with Radiant immediately becoming a preferred reseller of the Enterprise Productivity Software. Radiant will have the ability to extend, customize, and support the Enterprise Productivity Software for its customers, but the Company will no longer lead the development of the product. Both companies expect to create interfaces and relationships with other industry leaders to drive their independent strategies. Radiant plans to partner with various back-office providers to further enable its market penetration, while it is anticipated the new enterprise software company will partner with various point-of-sale providers and system integrators to extend its reach.

Heyman continued, “Due to its sophistication, the Enterprise Productivity Software product is targeted for larger operators with complex business requirements. Given the fragmented nature of the industries we serve, we believe that the continued investment in this product dilutes our strategy of deep market penetration. We are excited about refocusing on our strategy of providing site-based systems. Historically, this approach is what led to our growth and profits. Our customers serve their customers more quickly and profitably with our systems. With a renewed focus on this strategy, we believe we can accelerate our growth and increase profitability. This strategy will also enable us to develop strong relationships with other technology providers so that we can provide a seamless, packaged solution to our joint customers.”

Erez Goren, Radiant’s co-chief executive officer added, “Over the past three years we have developed a world-class Web-based back-office solution — Radiant 6e® Enterprise Productivity Software — which brings significant value to sophisticated operators. This technology has great potential but requires a different approach around large scale implementations for customers with complex business requirements. By splitting off the enterprise software business, it will be able to better focus on developing deeper back-office functionality and execution for these customers, without negatively impacting Radiant’s ongoing core business.”

CFO Mark Haidet commented, “While the opportunity for the Enterprise Productivity Software product revolves around the largest retail chains, the effort and investments required to bring this product to market continue to be significant and long-term in nature. These investments have been, and continue to be, higher than originally anticipated, and we believe the market for them in our core verticals is smaller than originally estimated. We believe that both entities will have a stronger future through the ability to align resource requirements with their strategic priorities. The remaining Radiant Systems business is returning to its roots where it demonstrated strong growth and profitability.” Mr. Haidet added, “Based upon the current structure of the transaction and ongoing improvements in economic trends, we anticipate that Radiant Systems will deliver results for 2004 in the range of $0.20 to $0.30 of earnings per share. We expect the new enterprise software business to continue to be in an investment stage for the next few years as its economic model matures and its subscription revenues begin to grow.”

Since April 2003, the Company has separated the enterprise software business into an operational division of the Company. The results of the two businesses will be reported as separate segments in the Company’s Form 10-Q for the quarter ended June 30, 2003, to be filed on or before August 14, 2003. During the second quarter of 2003, the results of the businesses reflected a revenue split of more than 85.0% to the Radiant Systems site-based business. On an adjusted basis for non-recurring items and write-offs for impaired assets, the net income for the Radiant Systems site-based business was approximately $860,000 for the second quarter of 2003, while the enterprise software business incurred a net loss of approximately $4.0 million.

Historical pro forma information will be reported in the Company’s proxy statement to be delivered to its shareholders in the next 30 to 90 days, including details related to the terms of the definitive agreement. Management will provide additional detail relating to the proposed transaction during its previously scheduled second quarter 2003 conference call to be held later today.

Transaction Structure

The Board of Directors acted upon the recommendation of a Special Committee comprised of the Company’s independent directors. Under the proposed terms of the tax free split-off, Radiant would contribute all of the assets and liabilities of its enterprise software business, including approximately $6.0 million to $8.0 million in cash, to a newly formed subsidiary, and then transfer all of the shares of the new company to Erez Goren and members of a newly formed management team, in exchange for the redemption of approximately 2.0 million shares held by Mr. Goren, representing approximately 7.0% of the Company’s outstanding shares of common stock. The cash and stock components of the deal will be based upon a calculated average value of the Radiant common stock at the completion of the definitive agreement between the parties. Upon closing of the transaction, Mr. Goren will resign as co-chairman and co-CEO of Radiant Systems and as a member of the Board of Directors.

The split-off remains subject to negotiation and execution of definitive documentation of the separation, receipt of certain third-party consents and other conditions as well as final approval by the Special Committee and the Board of Directors. Additionally, the Special Committee has conditioned consummation of the split-off on the approval of the holders of a majority of the shares of the Company’s common stock held by disinterested shareholders. The Company will hold a special meeting of shareholders to consider the proposed split-off, and the transaction is expected to be consummated in the fourth quarter of 2003.

Management

Under the new management structure of Radiant, Director and Co-Chief Executive Officer John Heyman will be the chief executive officer, and Co-Chairman Alon Goren will continue as chief technology officer and chairman of the board. Mark Haidet will continue as chief financial officer, and Andy Heyman will continue as chief operating officer. The new privately held enterprise software business will be led by Erez Goren with other key positions being announced before the conclusion of the transaction.

Conference Call and Webcast

Radiant will hold its second quarter 2003 conference call today at approximately 5 p.m. eastern daylight time. This call is being webcast and can be accessed at Radiant Systems’ website at http://ir.ccbn.com/ir.zhtml?t=RADS&s=2100. The call will also be available via telephone at 1-888-334-7880—reference reservation # T436675R. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional (www.streetevents.com) and individual investors (www.companyboardroom.com). The webcast will also be available for replay through August 31, 2003.

Company Information

Founded in 1985, Radiant Systems, Inc. builds and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s point-of-sale and back-office technology enables businesses to deliver exceptional customer service while improving profitability. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 55,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the terms of the proposed split-off transaction and the Company’s ability to consummate the split-off transaction, (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; including the ability to integrate the operations of acquired businesses; (iv) the Company’s growth strategy and operating strategy; (v) the Company’s new or future product offerings, and (vi) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the effect of the split-off on the Company’s financial position and results of operation, the Company’s reliance on a small number of customers for a larger portion of its revenues, fluctuations in its quarterly results, ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

Investors and security holders are advised to read the proxy statement to be filed by Radiant regarding the transaction referenced in this press release when it becomes available, because it will contain important information. Security holders may receive a free copy of the proxy statement when it becomes available and other related documents filed by Radiant at the Commission’s website at www.sec.gov and/or from Radiant at its website at www.radiantsystems.com.

Radiant and its executive officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Radiant with respect to the proposed transaction. Information regarding such officers and directors is included in Radiant’s proxy statement for its 2003 Annual Meeting of Shareholders filed with the Commission on June 25, 2003. This document is available free of charge at the Commission’s website at www.sec.gov and/or from Radiant at its website at www.radiantsystems.com.

Contact:

Radiant Systems, Inc., Atlanta

John Heyman, 770/576-6705

    or

Mark Haidet, 770/576-6404

    or

Investor Relations

Melissa Coley, 770/576-6577

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